Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333-213808 and 333-202103) and Form S-8 (No. 333-215781) of Manitex International, Inc. and Subsidiaries of our reports dated April 10, 2018, relating to our audits of the consolidated financial statements and effectiveness of internal control over financial reporting, which appear in this Form 10-K for the year ended December 31, 2017. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017.

/s/ UHY LLP
UHY LLP

Sterling Heights, Michigan

April 10, 2018